SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                           (Amendment No.___________)*


                             Leadis Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    52171N03
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]    Rule 13d-1(b)

             [ ]    Rule 13d-1(c)

             [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 23 Pages
                       Exhibit Index Contained on Page 21

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 2 of 23
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      U.S. Venture Partners VIII, L.P. ("USVP VIII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        5,001,876 shares, except that Presidio Management Group VIII, L.L.C.
              SHARES                          ("PMG VIII"), the general partner of USVP VIII, may be deemed to have
           BENEFICIALLY                       sole power to vote these shares, and Timothy Connors ("Connors"),
      OWNED BY EACH REPORTING                 Irwin Federman ("Federman"), Winston Fu  ("Fu"), Steven M. Krausz
              PERSON                          ("Krausz"), David Liddle ("Liddle"), Stuart G. Phillips ("Phillips"),
               WITH                           Jonathan D. Root ("Root"), Christopher Rust ("Rust") and Philip M.
                                              Young ("Young") the managing  members of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              5,001,876 shares, except that PMG VIII may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz,
                                              Liddle, Phillips, Root, Rust and Young, the managing members of PMG
                                              VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,001,876
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 3 of 23
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      USVP VIII Affiliates Fund, L.P. ("USVP VIII AF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        36,856 shares, except that PMG VIII may be deemed to have sole power
              SHARES                          to vote these shares, and Connors, Federman, Fu, Krausz, Liddle,
           BENEFICIALLY                       Phillips, Root, Rust and Young, the managing members of PMG VIII, may
     OWNED BY EACH REPORTING                  be deemed to have shared power to vote these shares.
              PERSON                  -------- ------------------------------------------------------------------------
               WITH
                                      6        SHARED VOTING POWER
                                               See response to row 5.
                                      -------- ------------------------------------------------------------------------

                                      7        SOLE DISPOSITIVE POWER
                                               36,856 shares, except that PMG VIII may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle,
                                               Phillips, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                      -------- ------------------------------------------------------------------------

                                      8        SHARED DISPOSITIVE POWER
                                               See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       36,856
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 4 of 23
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      USVP Entrepreneur Partners VIII-A, L.P. ("USVP EP VIII-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        46,860 shares, except that PMG VIII may be deemed to have sole power
              SHARES                          to vote these shares, and Connors, Federman, Fu, Krausz, Liddle,
           BENEFICIALLY                       Phillips, Root, Rust and Young, the managing members of  PMG VIII, may
    OWNED BY EACH REPORTING                   be deemed to have shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              46,860 shares, except that PMG VIII may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle,
                                              Phillips, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       46,860
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 5 of 23
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      USVP Entrepreneur Partners VIII-B, L.P. ("USVP EP VIII-B")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        25,141 shares, except that PMG VIII may be deemed to have sole power
               SHARES                         to vote these shares, and Connors, Federman, Fu,  Krausz, Liddle,
           BENEFICIALLY                       Phillips, Root, Rust and Young, the managing members of PMG VIII, may
     OWNED BY EACH REPORTING                  be deemed to have shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              25,141 shares, except that PMG VIII may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle,
                                              Phillips, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       25,141
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 6 of 23
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Presidio Management Group VIII, L.L.C.
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
              SHARES                          36,586 are directly owned by USVP VIII AF, 46,860 are directly owned
           BENEFICIALLY                       by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B.
      OWNED BY EACH REPORTING                 PMG VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP
              PERSON                          VIII-A and USVP EP VIII-B, may be deemed to have sole power to vote
               WITH                           these shares, and Connors, Federman, Fu, Krausz,  Liddle, Phillips,
                                              Root, Rust and Young, the managing  members of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Phillips,
                                              Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,110,733
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 7 of 23
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Timothy Connors
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                       0 Shares
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Connors, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Connors, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,110,733
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 8 of 23
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Irwin Federman
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 Shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Federman, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Federman, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,110,733
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 9 of 23
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON       Winston Fu
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
              PERSON                          36,586 are directly owned by  USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Fu, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Fu, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,110,733
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.4%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 10 of 23
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Steven M. Krausz
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
              PERSON                          36,586 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Krausz, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Krausz, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,110,733
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.4%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 11 of 23
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      David Liddle
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
              PERSON                          36,586 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP managing VIII, USVP VIII AF,
                                              USVP EP VIII-A and USVP EP VIII-B and Liddle, a member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Liddle, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,110,733
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.4%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 12 of 23
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Stuart G. Phillips
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
              PERSON                          36,586 are directly owned by  USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Phillips, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Phillips, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,110,733
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.4%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 13 of 23
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Jonathan D. Root
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
              PERSON                          36,586 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Root, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Root, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,110,733
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.4%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 14 of 23
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Christopher Rust
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
              PERSON                          36,586 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Rust, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Rust, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,110,733
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.4%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 25171N03                                       13 G                                           Page 15 of 23
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Philip M. Young
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
              PERSON                          36,586 are directly owned by USVP VIII AF, 46,860 are directly owned
               WITH                           by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B and Young, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,110,733 shares, of which 5,001,876 are directly owned by USVP VIII,
                                              36,586 are directly owned by USVP VIII AF, 46,860 are directly owned by USVP EP VIII-A and 25,141 are directly owned by USVP EP VIII-B. PMG
                                              VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B and Young, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,110,733
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.4%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

-------------------------------                         ------------------------
CUSIP NO. 25171N03                         13 G                    Page 16 of 23
-------------------------------                         ------------------------

ITEM 1(A).        NAME OF ISSUER

                  Leadis Technology, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  474 Potrero Ave, Suite A
                  Sunnyvale, CA 94085

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Presidio Management Group VIII, L.L.C., a Delaware limited liability company ("PMG VIII"), U.S. Venture Partners VIII, L.P., a Delaware limited partnership ("USVP VIII"), USVP VIII Affiliates Fund, L.P., a Delaware limited partnership ("USVP VIII AF"), USVP Entrepreneur Partners VIII-A, L.P., a Delaware limited partnership ("USVP EP VIII-A"), U.S. Entrepreneur Partners VIII-B, a Delaware limited partnership ("USVP EP VIII-B"), Timothy Connors ("Connors"), Irwin Federman ("Federman"), Winston Fu ("Fu"), Steven M. Krausz ("Krausz"), David Liddle ("Liddle"), Stuart G. Phillips ("Phillips"), Jonathan D. Root ("Root") Christopher Rust ("Rust") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  PMG VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, Connors, Federman, Fu, Krausz, Liddle, Phillips, Root, Rust and Young are managing members of PMG VIII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2735 Sand Hill Road
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP

                  USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B are Delaware limited partnerships. PMG VIII is a Delaware limited liability company. Connors, Federman, Fu, Krausz, Liddle, Phillips, Root, Rust and Young are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 52171N03

ITEM 3.           Not Applicable.
                  --------------

-------------------------------                         ------------------------
CUSIP NO. 25171N03                         13 G                    Page 17 of 23
-------------------------------                         ------------------------

ITEM 4.           OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     (a) Amount beneficially owned:

                         See Row 9 of cover page for each Reporting Person.

                     (b) Percent of Class:

                         See Row 11 of cover page for each Reporting Person.

                     (c) Number of shares as to which such person has:

                               (i)   Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                               (ii)  Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                               (iii) Sole power to dispose or to direct the
                                     disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                               (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  --------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, and the limited liability company agreement of PMG VIII, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY
                  --------------------------------------------------------------

                  Not applicable.

-------------------------------                         ------------------------
CUSIP NO. 25171N03                         13 G                    Page 18 of 23
-------------------------------                         ------------------------


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable.

-------------------------------                         ------------------------
CUSIP NO. 25171N03                     13 G                        Page 19 of 23
-------------------------------                         ------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 2005

U.S. VENTURE PARTNERS VIII, L.P.                                 /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.                        --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact*


USVP VIII Affiliates Fund, L.P.                                  /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.                        --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact*


USVP Entrepreneur Partners VIII-A, L.P.,                         /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.                        --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact*


USVP Entrepreneur Partners VIII-B L.P.,                          /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.                        --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact*


PRESIDIO MANAGEMENT GROUP VIII, L.L.C.                           /s/ Michael Maher
A Delaware Limited Liability Company                             --------------------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact*


Timothy Connors                                                  /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Irwin Federman                                                   /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*

-------------------------------                         ------------------------
CUSIP NO. 25171N03                     13 G                        Page 20 of 23
-------------------------------                         ------------------------



Winston Fu                                                       /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Steven M. Krausz                                                 /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


David Liddle                                                     /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Stuart G. Philips                                                /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Jonathan D. Root                                                 /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Christopher Rust                                                 /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Philip M. Young                                                  /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

-------------------------------                         ------------------------
CUSIP NO. 25171N03                     13 G                        Page 21 of 23
-------------------------------                         ------------------------


                                  EXHIBIT INDEX
                                  -------------


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:  Agreement of Joint Filing                                22

-------------------------------                         ------------------------
CUSIP NO. 25171N03                     13 G                        Page 22 of 23
-------------------------------                         ------------------------


                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Leadis Technology, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 10, 2005

U.S. VENTURE PARTNERS VIII, L.P.                                 /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.                        --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact*


USVP VIII Affiliates Fund, L.P.                                  /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.                        --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact*


USVP Entrepreneur Partners VIII-A, L.P.,                         /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.                        --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact*


USVP Entrepreneur Partners VIII-B- L.P.,                         /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.                        --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact*


PRESIDIO MANAGEMENT GROUP VIII, L.L.C.                           /s/ Michael Maher
A Delaware Limited Liability Company                             --------------------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact*


Timothy Connors                                                  /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*

-------------------------------                         ------------------------
CUSIP NO. 25171N03                     13 G                        Page 23 of 23
-------------------------------                         ------------------------



Irwin Federman                                                   /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Winston Fu                                                       /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Steven M. Krausz                                                 /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


David Liddle                                                     /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Stuart G. Philips                                                /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Jonathan D. Root                                                 /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Christopher Rust                                                 /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


Philip M. Young                                                  /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.